Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Reports Third Quarter 2017 Financial Results

Fort Lee, NJ, November 9, 2017 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" or the "Company"), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced its financial results for the third quarter and year-to-date periods ended September 30, 2017.

Third Quarter 2017 Results and Recent Business Highlights:

•	Revenue of $29.8 million, up 1.4% compared to $29.4 million in Q3 2016
•	Recorded a non-recurring, $873,000 charge as part of cost of goods sold related to the write-off of raw material inventory at the Company’s Canadian dry-type distribution transformer business, which Pioneer is now sourcing from Asia
•	Gross margin of 18.3%, inclusive of the $873,000 charge compared to 22.2% in Q3 2016
•	Operating income of $599,000, down 50.6% from $1.2 million in Q3 2016
•	Net loss of $764,000 compared to net income of $322,000 in Q3 2016
•	Adjusted EBITDA* of $2.5 million, up 20.6% compared to $2.1 million in Q3 2016
•	Secured new supply agreements to supply liquid-filled network transformers that are expected to generate annualized revenue of $3 million in the aggregate
•	Won a three-year contract for submersible transformers in a competitive process with a municipally- owned power and utility provider for a larger North American city
•	Launched an all-new line of power generation equipment to be marketed exclusively in eight states, and otherwise non-exclusively nationally
•	Critical Power Division was selected to provide a remote monitoring solution for the emergency power systems at a limited number of stores for a leading home improvement retailer

Year-to-Date 2017 Results:

•	Revenue of $88.0 million, an increase of 2.4% over the prior year period
•	Gross margin of 19.9%, inclusive of the $873,000 non-recurring charge, compared to 21.7% in the prior year period
•	Operating income of $3.4 million compared to $3.7 million in the prior year period
•	Net income of $678,000 compared to $1.1 million in the prior year period
•	Cash used in operations of $473,000 compared to cash used in operations of $8.9 million in the prior year period
•	Adjusted EBITDA* of $7.1 million, up 13.4% compared to $6.2 million in the prior year period

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “This was our seventh consecutive quarter in which we generated more than $1.8 million of Adjusted EBITDA and the second quarter in a row exceeding $2.5 million, even as we navigated several challenges which temporarily impacted our top line. Our year-to-date results are unfolding as we anticipated from a revenue and Adjusted EBITDA standpoint.”

“Our end markets remain robust and we are increasingly confident about the fourth quarter and 2018,” continued Mr. Mazurek. “Based on our quotation activity, we expect to double our service business in critical power during 2018, as well as growing our engine generator business by 30% due to our private label engine generators which can be sold in a far broader territory than our previous offering. Combined with continued growth from data center and distributed generation customers, plus orders related to hurricane recovery, we expect to deliver a strong conclusion to 2017 with continued profitable growth carrying us into 2018.”

“These long-term tailwinds were somewhat offset in the quarter by several largely external factors which impacted our revenue and temporarily diminished our margin,” continued Mr. Mazurek. “First, Hurricane Harvey disrupted shipments to our largest distributed generation customer in Houston, and also impacted our ability to import Indian sourced product through the Port of Houston for approximately six weeks. This had a significant short-term negative effect on our revenues. Second, we experienced unexpectedly high demand from our largest utility customer for a large number of lower-margin, smaller pad mounted transformers. This utilized an outsized portion of our manufacturing capacity in our liquid filled transformer unit, thereby decreasing production of higher-margin products temporarily throughout the third quarter and into the first part of the fourth quarter. Both of these short-term situations are now thankfully behind us.”

“We continue to expect to reach the low-end of our revenue guidance for the full-year, suggesting a record top-line for the fourth quarter due in large part to hurricane-related orders,” added Mr. Mazurek. “In addition, we expect to achieve our guidance for Adjusted EBITDA, suggesting record profits in the fourth quarter. Lastly, our dry type distribution transformer operation in Canada incurred $873,000 in non- recurring charges related to the write-off of raw material inventory for finished products we are now sourcing from our partner in Asia, at much lower costs than we can achieve by producing them ourselves in North America. This charge resulted in a one-time, 293-basis point negative impact on our reported gross margin as well as a negative impact on our net income. As a result, we are adjusting our full-year outlook for net income. We fully expect our gross margins to return to their historical levels in the fourth quarter.”

Revenue

Total revenue for the three-month period ended September 30, 2017 increased to $29.8 million, up 1.4% compared to $29.4 million for the third quarter of 2016. The increase was driven by a 10% increase in sales of the Company’s dry-type transformer product lines in the United States and an increase in sales of automatic transfer switches, which were partially offset by a decrease in sales in the Company’s Critical Power business segment resulting from a reduced focus on this revenue stream. For the nine months ended September 30, 2017, total consolidated revenue increased by $2.1 million, or 2.4%, to $88.0 million, up from $85.9 million for the nine months ended September 30, 2016. For the three months ended September 30, 2017, service revenue increased by $416,000 or 18.3%, as compared to the same period in the prior year due to an increase in service business with multi-location customers. For the nine months ended September 30, 2017, service revenue increased by $1.3 million or 23.0% compared to the same period in 2016.

Gross Margin

For the third quarter of 2017, gross margin was 18.3% of revenues compared to 22.2% for the third quarter of 2016. This decrease was driven primarily by lower margins in the Company’s dry-type transformer and switchgear businesses and the write-off of raw material inventory offset by a shift in revenue mix towards service sales, which provide a greater gross margin than equipment sales. For the nine months ended September 30, 2017, Pioneer’s gross profit was $17.5 million, or 19.9% of revenues, down 5.9% compared to $18.6 million, or 21.7% gross margin, for the year-ago period.

Operating Income

Third quarter operating income was $599,000, down from $1.2 million for the same period last year. For the nine months ended September 30, 2017, operating income was $3.4 million compared to $3.7 million for the prior year.

Income Taxes

Pioneer’s effective income tax rate for the third quarter of 2017 was 226.5% of earnings before income tax compared to 17.9% for the same quarter last year. The increase in the tax rate for the three-month period ended September 30, 2017 was primarily due to additional expense for assessment by tax authorities in Canada, and state income taxes on deemed dividends.

For the nine months ended September 30, 2017, the effective income tax rate was 36.9% of earnings before tax compared to 45.3% for the same period last year. The decrease in the tax rate for the nine-month period ended September 30, 2017 was primarily due to realized foreign exchange loss in Canada.

Net Earnings and Earnings Per Diluted Share

The Company generated a net loss of $764,000, or ($0.09) per basic and diluted share, for the three months ended September 30, 2017 compared to net income of $322,000, or $0.04 per basic and diluted share, during the three months ended September 30, 2016. The decrease in net income for the three months ended September 30, 2017 was driven by the write-off of the raw materials and an increase in income tax expenses when compared to the same period in 2016.

Net income for the nine months ended September 30, 2017 was $678,000, or $0.08 per basic and diluted share, compared to $1.1 million, or $0.12 per basic and diluted share, for the nine months ended September 30, 2016. The decrease in net income for the nine months ended September 30, 2017 was driven by an increase in interest expense, partially offset by lower income tax expense as compared to the same period in 2016.

Adjusted EBITDA*

For the quarter ended September 30, 2017, there were approximately $1.1 million of non-recurring expenses, primarily from the write-off of the raw materials. For the quarter ended September 30, 2016, there were approximately $283,000 of non-recurring expenses. The third quarters of 2017 and 2016 included non-cash expenses consisting of depreciation, amortization of acquisition intangibles, and stock- based compensation for employee and director stock options of $1.0 million and $851,000, respectively.

The Company’s Adjusted EBITDA for the quarter ended September 30, 2017 was $2.5 million compared to

$2.1 million in the same quarter last year. For the nine months ended September 30, 2017, the Company’s Adjusted EBITDA was $7.1 million compared to $6.2 million last year. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP measures.

*  Note: Pioneer has presented non-GAAP measures such as Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Generally, a non-GAAP financial measure is a quantitative assessment of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP measures.

Backlog

Order backlog at September 30, 2017 was $38.7 million compared to $38.6 million at December 31, 2016. Backlog is based on orders expected to be delivered in the future, most of which is expected to occur during the next 12 months.

2017 Outlook

The Company updated its full-year 2017 guidance which is based on expected business trends and the current composition of the order backlog, excluding the impact of any potential acquisitions, as their timing and investment levels cannot be known with certainty. In addition, this outlook excludes any significant fluctuations in foreign currency exchange rates. Pioneer's 2017 full-year guidance is based on a foreign currency exchange rate of 74 cents U.S. per Canadian Dollar, an effective tax rate at 28% and a share count of approximately 8.7 million shares. In addition, the impact of any restructuring and non-cash charges arising out of Pioneer's cost-optimization plans is excluded.

For the full year 2017, the Company expects:

•         Revenue between $120 million and $127 million

•         Net income between $1.8 million and $2.0 million

•         Diluted EPS between $0.18 and $0.23 based on 8.7 million shares

This reflects non-GAAP results of:

•         Adjusted EBITDA of $10.0 million to $11.0 million

•         Non-GAAP EPS between $0.83 to $0.93

Conference Call Information

Management will host a conference call at 10 a.m. Eastern Time Friday, November 10, 2017, to discuss the results with the investment community. Details are as follows:

•	Confirmation code 7822998
•	Dial-in number (toll-free): 1-888-271-8595
•	Dial-in number (toll/international): 1-719-325-4845
•	Webcast link: http://public.viavid.com/index.php?id=126500.

A replay will be available until November 17, 2017 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 7822998 to access the replay.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 13 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings, (iii) the Company's dependence on a few large customers for a material portion of its sales, (iv) the potential loss or departure of key personnel, (v) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's results, (vi) market acceptance of existing and new products, (vii) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (viii) general economic and market conditions, (ix) unanticipated increases in raw material prices or disruptions in supply, (x) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xi) reported material weaknesses in the Company's internal control over financial reporting, and (xii) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner
Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$950	$246
Accounts receivable, net	19,255	17,508
Inventories, net	28,324	26,147
Income taxes receivable	546	72
Prepaid expenses and other current assets	2,765	2,215
Total current assets	51,840	46,188
Property, plant and equipment, net	7,025	6,591
Deferred income taxes	5,913	5,659
Other assets	216	830
Intangible assets, net	6,783	8,168
Goodwill	9,972	9,972
Total assets	$81,749	$77,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdrafts	$1,386	$1,200
Revolving credit facilities	20,197	17,689
Short term borrowings	5,339	3,973
Accounts payable and accrued liabilities	18,205	18,139
Current maturities of long-term debt	4,926	1,379
Income taxes payable	1,619	1,360
Total current liabilities	51,672	43,740
Long-term debt, net of current maturities	—	4,005
Pension deficit	173	172
Other long-term liabilities	582	892
Noncurrent deferred income taxes	1,954	2,400
Total liabilities	54,381	51,209
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 30,000,000 shares authorized;
8,726,045 shares issued and outstanding on September 30, 2017 and 8,699,712 shares issued and outstanding on December 31, 2016	9	9
Additional paid-in capital	23,653	23,215
Accumulated other comprehensive loss	(5,810)	(5,863)
Retained earnings	9,516	8,838
Total stockholders’ equity	27,368	26,199
Total liabilities and stockholders’ equity	$81,749	$77,408

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$29,794	$29,389	$87,953	$85,889
Cost of goods sold
Cost of goods sold	23,475	22,872	69,547	67,248
Restructuring and integration	873	—	873	—
Total cost of goods sold	24,348	22,872	70,420	67,248
Gross profit	5,446	6,517	17,533	18,641
Operating expenses
Selling, general and administrative	5,041	5,338	14,455	14,894
Restructuring and integration	—	19	160	199
Foreign exchange gain	(194)	(52)	(465)	(142)
Total operating expenses	4,847	5,305	14,150	14,951
Operating Income	599	1,212	3,383	3,690
Interest expense	588	556	1,662	1,151
Other expense	245	264	647	554
(Loss) / income before taxes	(234)	392	1,074	1,985
Income tax expense	530	70	396	900
Net (loss) / income	$(764)	322	678	1,085

Net (loss) / income per common share:
Basic	$(0.09)	0.04	0.08	0.12
Diluted	$(0.09)	0.04	0.08	0.12

Weighted average common shares outstanding:
Basic	8,725	8,700	8,713	8,700
Diluted	8,725	8,708	8,727	8,708

PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation to Adjusted EBITDA and EPS
Net (loss) earnings - (GAAP measure)	(764)	322	678	1,085
Interest expense	588	556	1,662	1,151
Income tax expense	530	70	396	900
Depreciation and amortization	890	823	2,344	2,317
Restructuring and integration	—	19	160	199
Non-recurring expenses from strategic changes	873	—	873	—
Stock-based compensation	148	28	319	34
Other non-operating expenses	245	264	647	554
Adjusted EBITDA - (Non-GAAP measure)	2,510	2,082	7,079	6,240
Tax effects - 28% rate	(703)	(583)	(1,982)	(1,747)
Non-GAAP net earnings	$1,807	$1,499	$5,097	$4,493
Non-GAAP net earnings per diluted share	$0.21	$0.17	$0.58	$0.52
Weighted average diluted shares outstanding	8,725	8,708	8,727	8,708

Tax Rate assumed to be 28%

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net earnings is set forth in the table above.

Amounts may not foot due to rounding.